Exhibit 99.1

Blueknight Energy Partners, L.P.
Announces Second Quarter 2011 Results

TULSA, Okla., August 5, 2011 -- Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced adjusted EBITDA of $14.5 million for the three months ended June 30, 2011, a decrease of $1.8 million compared to adjusted EBITDA for the three months ended June 30, 2010.  An explanation of adjusted EBITDA, including a reconciliation of such measure to net income (loss), is provided in the section of this release entitled “Non-GAAP Financial Measures.”

The Partnership reported a net loss of $5.3 million on total revenues of $43.1 million for the quarter ended June 30, 2011, compared to a net loss of $2.7 million on total revenues of $38.4 million for the quarter ended June 30, 2010.  The Partnership’s financial results for the second quarter of 2011 were impacted by a non-cash loss of approximately $5.0 million related to the change in fair market value of the embedded derivative related to its outstanding convertible debentures and the proposed rights offering contingency.  For further information regarding the Partnership’s results of operations, please see the Partnership’s Quarterly Report on Form 10-Q, which was filed today with the Securities and Exchange Commission.

 “Second quarter adjusted EBITDA was  less  than anticipated due to $1.0 million of increased maintenance expense (net of $1.4 million of reimbursed maintenance expense) and $0.3 million of legal, financial and advisory expenses related to the refinancing transaction,” said J. Michael Cockrell, Blueknight Energy Partners president and chief operating officer.  “The increased maintenance expense results from the implementation of tank inspection programs and previously deferred maintenance on our pipeline systems, including the repair of small leaks.  We expect to sustain increased maintenance and maintenance capital expense through 2012.    We also experienced operating margin shortfalls in our crude oil trucking business due to the continued realignment of that business, transitioning the fleet to newer equipment and increased competition for qualified crude oil drivers.”

Commenting further, Cockrell said, “We remain positive on our overall business plan as we move forward on several fronts, including the increased utilization of our Oklahoma pipeline systems by our affiliate, Vitol Marketing, which has also become a significant customer for our crude oil transportation business.  The Eagle North pipeline is operating at capacity, and we are pleased with the agreement to construct one million barrels of crude oil storage at Cushing for TransMontaigne Partners L.P.   In addition, we are evaluating numerous projects to enhance our pipeline capabilities and better serve our customers.”

 “On the refinancing front, we are circulating a proxy asking our unitholders to vote on previously announced amendments to our partnership agreement,” said Alex Stallings, Blueknight Energy Partners chief financial officer.  “We are holding a special meeting September 14th in Oklahoma City to tabulate and announce the proxy results.  Our Board and management team encourage our unitholders to consider the proposed amendments and vote their units promptly upon receiving their proxy.  A favorable vote would represent a decisive step to move this partnership forward together structurally and financially.”

Results of Operations

The following table summarizes the financial results for the three and six months ended June 30, 2010 and 2011 (in thousands except per unit data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
Service revenue:
Third party revenue	$32,820	$32,670	$66,781	$64,624
Related party revenue	5,623	10,421	8,694	19,990
Total revenue	38,443	43,091	75,475	84,614
Expenses:
Operating	24,157	29,495	50,000	58,109
General and administrative	3,385	4,777	7,153	9,386
Total expenses	27,542	34,272	57,153	67,495
Operating income	10,901	8,819	18,322	17,119
Other (income) expenses:
Interest expense	13,549	9,112	25,972	18,164
Change in fair value of embedded derivative within convertible debt	—	3,431	—	(4,866)
Change in fair value of rights offering contingency	—	1,544	—	6,386
Loss before income taxes	(2,648)	(5,268)	(7,650)	(2,565)
Provision for income taxes	53	77	102	147
Net loss	$(2,701)	$(5,345)	$(7,752)	$(2,712)
Allocation of net income (loss) for calculation of earnings per unit:
General partner interest in net income (loss)	$(54)	$(46)	$(154)	$111
Preferred interest in net income	—	2,975	—	8,149
Beneficial conversion feature attributable to preferred units	—	11,021	—	21,920
Loss available to common and subordinated unitholders	$(2,647)	$(19,295)	$(7,598)	$(32,892)

Basic and diluted net loss per common unit	$(0.08)	$(0.55)	$(0.22)	$(0.94)
Basic and diluted net loss per subordinated unit	$(0.08)	$(0.55)	$(0.22)	$(0.94)

Weighted average common units outstanding - basic and diluted	21,728	21,890	21,728	21,890
Weighted average subordinated units outstanding - basic and diluted	12,571	12,571	12,571	12,571

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of adjusted EBITDA.  Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, impairment and other miscellaneous non-cash items, including changes in the fair values of the embedded derivative within convertible debt and the rights offering contingency.   The use of adjusted EBITDA should not be considered as an alternative to GAAP measures such as net income or cash flows from operating activities. Adjusted EBITDA is presented because the Partnership believes it provides additional information with respect to its business activities and is used as a supplemental financial measure by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA to net loss for the periods shown (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
Net loss	$(2,701)	$(5,345)	$(7,752)	$(2,712)
Interest expense	13,549	9,112	25,972	18,164
Income taxes	53	77	102	147
Depreciation and amortization	5,399	5,710	10,913	11,415
Asset impairment charge	—	—	779	—
Change in fair value of embedded derivative within convertible debt	—	3,431	—	(4,866)
Change in fair value of rights offering contingency	—	1,544	—	6,386
Adjusted EBITDA	$16,300	$14,529	$30,014	$28,534

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the impact of the refinancing of the Partnership’s debt and recapitalization of its partnership interests upon the price of its common units, the Partnership’s future cash flows and operations, pending legal proceedings, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.1 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing Oklahoma Interchange; approximately 1,285 miles of crude oil pipeline located primarily in Oklahoma and Texas; approximately 300 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas; and approximately 7.4 million barrels of combined asphalt product and residual fuel oil storage located at 45 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is based in Oklahoma City, Oklahoma, and Tulsa, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations

918-237-4032

investor@bkep.com

or

BKEP Media Contact:

Brent Gooden (405) 715-3232 or (405) 818-1900

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